Exhibit 99.1
For more information, contact:
WPS Resources Corporation
Barbara Nick, Vice President –
Corporate Services
920.433.7696
Alliance Data
Ed Heffernan – Analysts/Investors
972.348.5191
eheff@alldata.net
Shelley Whiddon- Media
972.348.4310
swhiddon@alldata.net
WPS Resources Selects Alliance Data to Provide
Full Customer Care Solution to New Michigan and Minnesota Customers
Green Bay, Wis., and Dallas, Texas (Feb. 6, 2006) – WPS Resources Corporation (NYSE: WPS) and Alliance Data Systems Corporation (NYSE: ADS) today announced the signing of a multi-year agreement for billing and customer care services. WPS Resources is an energy holding company with 2005 revenues of $7 billion. Alliance Data is a $1.5 billion provider of transaction services, credit services and marketing services, with more than 50 deregulated and regulated utility clients for which it provides billing and customer care solutions.
Under terms of the agreement, Alliance Data will provide a comprehensive customer care solution for approximately 360,000 regulated natural gas customers in Michigan and Minnesota. The services Alliance Data will provide include CIS hosting and maintenance, customer care (call center support), billing, credit and collections, and service order dispatching.
Alliance Data will begin providing services after completion of WPS Resources’ previously announced acquisitions of the Michigan and Minnesota customers from

Aquila, Inc. The agreement between Aquila and WPS Resources was announced in September 2005. The sale of the Michigan assets has received required regulatory approvals and is expected to close early in the second quarter of 2006. The Minnesota transaction is awaiting regulatory approvals and is expected to close in the summer of 2006.
This partnership will bring together Alliance Data and WPS Resources, both of which were recently named among the nation’s “Best-Managed Companies” by Forbes Magazine.
“Given our goal of providing optimal value for customers and shareholders, combined with the aggressive time frame for closing the transaction with Aquila, we thoroughly reviewed our options to provide customer care services,” said Barbara Nick, WPS vice president of Corporate Services. “Alliance Data, a nationally-recognized leader in the industry, proved to be the best choice in terms of customer care and efficiency. We’re pleased with this arrangement between two financially strong, customer-focused companies.”
Added Larry Weyers, chairman and chief executive officer of WPS Resources, “This partnership will provide a flexible platform for growth that supports our overall strategic objectives.”
“We are very excited to add highly respected WPS Resources to our client list,” said Dwayne Tucker, president of Alliance Data’s Utility Services. “The flexibility and scale of our comprehensive customer care solution fits squarely with WPS’ business needs today and will accommodate their future growth. Our proven approach to delivering utility clients improved operational efficiencies, improved customer care quality, and reasonable operating costs will be brought to bear as we work with WPS. Finally, we are pleased to align with such a well regarded corporate citizen with which we share similar values – commitment to customers, community, and employees.”

About WPS Resources Corporation
WPS Resources Corporation (NYSE: WPS) is an energy holding company headquartered in Green Bay, Wisconsin. Its principal subsidiary is Wisconsin Public Service Corporation, a regulated electric and natural gas utility that generates and distributes energy in northeastern Wisconsin and an adjacent portion of Michigan. Other major subsidiaries include Upper Peninsula Power Company, a regulated electric utility operating in the northern half of Michigan’s Upper Peninsula, and a nonregulated subsidiary, WPS Energy Services, Inc. WPS Energy Services provides energy and related products and services in the nonregulated energy market in the northeast quadrant of the United States and adjacent portions of Canada. WPS Power Development, LLC, a nonregulated subsidiary of WPS Energy Services, owns and operates nonregulated electric generation facilities located in Wisconsin, Maine, Pennsylvania, and New York in the United States, and in New Brunswick in Canada, a 23.3% interest in a synthetic fuel facility located in Kentucky, and steam production facilities located in Arkansas and Oregon.
About Alliance Data
Alliance Data is a leading provider of transaction services, credit services and marketing services, managing over 105 million consumer relationships for some of North America’s most recognizable companies. Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs approximately 7,500 associates at 35 locations in the United States and Canada. For more information about the company, visit its web site, www.AllianceDataSystems.com.
Alliance Data’s Safe Harbor Statement/Forward Looking Statements
This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.
If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this news release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.
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